                                                                     EXHIBIT 11

                                 VOXWARE, INC.

                       COMPUTATION OF PER SHARE EARNINGS

                                                                   YEAR ENDED
                                                                  JUNE 30, 1996
                                                                  -------------
Net loss.........................................................  $(2,867,312)
                                                                   ===========
Weighted average shares outstanding..............................   14,258,753
Incremental shares considered outstanding (1)....................    3,325,227
                                                                   -----------
Shares used in computing pro forma net loss per share............   17,583,980
                                                                   ===========
Pro forma net loss per share.....................................  $     (0.16)
                                                                   ===========

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(1) Pursuant to the requirements of the Securities and Exchange Commission, stock, stock options and warrants issued by the Company during the twelve months immediately preceding the initial public offering have been included in computing pro forma net loss per share as if they were outstanding for all periods using the treasury stock method.